                                                                     EXHIBIT 5.1



                                  June 5, 2002


Avaya Inc.
211 Mt. Airy Road
Basking Ridge, NJ 07920

                  RE: Registration Statement on Form S-3;
                      32,040,615 Shares of Common Stock
                      ---------------------------------

Ladies and Gentlemen:

                I am Senior Vice President, General Counsel and Secretary of Avaya Inc. (the "Company"), and, in such capacity, have acted as counsel to the Company in connection with the Company's Registration Statement on Form S-3 being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the sale by or on behalf of Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V. (collectively, the "Warburg Pincus Funds") from time to time of up to 32,040,615 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock").

                I have examined and am familiar with the Restated Certificate of Incorporation and By-laws of the Company, as each is amended to date, and the proceedings of the Board of Directors of the Company with respect to the issuance on March 21, 2002 of the Common Stock. I have also examined, or caused to be examined, such other corporate records, documents and instruments, and I have made, or caused to be made, such investigations of law, as are in my judgment necessary or appropriate as a basis for the opinions expressed below.

                In rendering the following opinions, I have assumed that the actions relating to the authorization, registration, offer and issuance of the Common Stock taken by the Company's Board of Directors prior to the date of this opinion will not be revoked by any action of the Company's Board of Directors after the date hereof.

                Based upon the foregoing, I am of the opinion that:

                1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

                2. The Common Stock to be sold from time to time by the Warburg Pincus Funds have been validly issued, fully paid and non-assessable.

                 In rendering the foregoing opinions, the examination of law referred to above has been limited to, and I express no opinions as to matters under or involving any laws other than, the Federal laws of the United States of America and the General Corporation Law of the State of Delaware.

                I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                                 Very truly yours,


                                                 /s/ Pamela Craven
                                                 Pamela F. Craven
                                                 Senior Vice President,
                                                   General Counsel and Secretary